UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2010 (August 3, 2010)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 5, 2010, Energy Partners, Ltd. (“EPL” or the “Company”) issued a press release announcing results for the fiscal quarter ended June 30, 2010. The Company’s press release also stated that completion of the refinancing of the Company’s debt during second quarter 2010 resulted in reduced cost of capital, zero long term debt, cash on hand in excess of $28 million, and liquidity (cash on hand plus undrawn availability on the Company’s revolver) of $73 million as of June 30, 2010. The press release also stated that, as previously announced, the Company regained Bureau of Ocean Energy Management (formerly the U.S. Minerals Management Service) supplemental waiver status, and $8.9 million of cash previously collateralizing surety bond obligations was returned to EPL during the second quarter. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

The Company’s press release announcing its financial results for its fiscal quarter ended June 30, 2010 contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). Pursuant to the requirements of Regulation G, the Company has provided quantitative reconciliations within the press release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recommended, and the Board approved, an increase in the annual salary of T.J. Thom, Senior Vice President, Chief Financial Officer and Treasurer of the Company, resulting in an annual salary of $250,000, effective as of August 3, 2010. Ms. Thom’s previous annual salary was $220,000. Also on August 3, 2010, the Committee recommended, and the Board approved, a change in the terms of Ms. Thom’s participation in the Company’s Change of Control Severance Plan (as amended, the “Change of Control Plan”) whereby her Designated Multiple (as defined in the Change of Control Plan) increased from 1.5X to 2X.

Also on August 3, 2010, the Committee recommended, and the Board approved, changes in the offices held by David P. Cedro. Mr. Cedro was appointed the Company’s Chief Accounting Officer, effective August 3, 2010, and will no longer hold his previous title of Principal Accounting Officer. Mr. Cedro will continue to serve as the Company’s Senior Vice President and Controller.

Mr. Cedro, age 42, joined the Company in October 2008 as its Vice President, Controller and principal accounting officer. In September 2009, Mr. Cedro was appointed to be a Senior Vice President of the Company. Previously, Mr. Cedro served as Corporate Controller for Bayou Steel, LLC from March 2008 until September 2008. From March 2003 to March 2008, Mr. Cedro was employed by The Shaw Group Inc. (“Shaw”), as Vice President and Chief Financial Officer of Shaw’s Power Group (from March 2007 to August 2007), as Vice President - Financial Reporting (from October 2004 to March 2007 and from September 2007 to March 2008), and as Vice President and Controller - Engineering, Construction & Maintenance Segment (from March 2003 to October 2004). Prior to his employment with Shaw, Mr. Cedro was employed by Ernst & Young LLP in their New Orleans office from June 2002 to March 2003 and by Arthur Andersen LLP in their New Orleans office from June 1992 to June 2002. Mr. Cedro is a Certified Public Accountant in the State of Louisiana and holds a B.S. and M.S. in Accounting from the University of New Orleans.

There are no arrangements or understandings between Mr. Cedro and any other person pursuant to which he was selected for the positions described above. Mr. Cedro has no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Cedro has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1*	Press Release dated August 5, 2010 announcing results for the fiscal quarter ended June 30, 2010.

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2010

ENERGY PARTNERS, LTD.

By:
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary

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